Exhibit 10.2
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
     This Settlement Agreement and Mutual Release (“Agreement”) is made and entered into on June 30th, 2006, by and between Paul B. (Pete) Pheffer (“Pheffer”) and Standard Management Corporation (“Standard Management”) (collectively the “Parties”).
RECITALS
     WHEREAS, Standard Management employed Pheffer as President and CFO of Standard Management; and
     WHEREAS, on or about January 1, 2003, Standard Management and Pheffer entered into an Employment Agreement (the “Employment Agreement”), which defined the terms and conditions of his employment, including Pheffer’s right to certain severance benefits; and
     WHEREAS, Pheffer resigned his employment with Standard Management on May 27, 2005; and
     WHEREAS, Pheffer claims that Standard Management owes him severance benefits pursuant to the Employment Agreement, which claim Standard Management disputes; and
     WHEREAS, pursuant to the Employment Agreement, the Parties submitted their dispute over the severance benefits to the American Arbitration Association (“AAA”) for binding arbitration, which was assigned Matter No. 52 166 00424 05; and
     WHEREAS, the Parties now desire to fully and completely settle and dispose of all matters of any kind or nature between them, including Pheffer’s entitlement to severance benefits;
     NOW THEREFORE, in consideration of the foregoing, and the promises and covenants to be performed as herein set forth, the Parties hereto agree as follows:
     1. Acknowledgement of Claim. To settle the above dispute, Standard Management agrees to a claim in favor of Pheffer for severance benefits in the amount of $4,150,000 (the “Severance Claim”) which is due without offset, counterclaim or reduction of any kind.
     2. Settlement Payments. In return for the promises and covenants contained herein, Standard Management agrees to pay Pheffer and Pheffer agrees to accept in full settlement of the Severance Claim three (3) settlement payments (individually a “Settlement Payment”) which total Nine Hundred Thousand Dollars and 00/100 ($900,000.00) (collectively the “Settlement Payments”), as follows:
a.	Standard Management shall pay Pheffer a lump sum of Fifty Thousand Dollars and 00/100 ($50,000.00) on or before July 31, 2006;

b.	Standard Management shall pay Pheffer a lump sum of Four Hundred and

Fifty Thousand Dollars and 00/100 ($450,000.00) on or before August 31, 2006; and

c.	Standard Management shall pay Pheffer a lump sum of Four Hundred Thousand Dollars and 00/100 ($400,000.00) on or before September 30, 2006.
     The Settlement Payments shall be made without deduction and shall be sent by way of wire transfer on or before the due date pursuant to the wire transfer instruction provided to Standard Management by Pheffer contemporaneously with the execution of this document. All amounts owed under this Agreement, including any amount owed under the accompanying Agreed Judgment (attached as “Exhibit A”), shall inure to the benefit of the lawful heirs of Pheffer in the event of his death prior to the full performance of this Agreement by the Parties.
     3. Entry of Agreed Judgment. The Parties hereto shall execute, but will not file, the attached Agreed Judgment (Exhibit A) in the amount of Four Million One Hundred and Fifty Thousand Dollars and 00/100 ($4,150,000.00) contemporaneously with the execution of this Agreement. The Parties agree that in the event Standard Management fails to timely make any Settlement Payment under this Agreement, Pheffer may immediately and without prior notice to Standard Management file the Agreed Judgment with any court of competent jurisdiction. Should Standard Management satisfy its obligation to pay the Settlement Payments herein, the Agreed Judgment shall be deemed satisfied and discharged.
     4. Preservation of Pheffer’s Severance Claim. Standard Management acknowledges and agrees that an essential component of the consideration for Pheffer to enter into this Agreement is the full, final and indefeasible payment of the Settlement Payments and that the invalidation, setting aside or avoidance of all or any part of the Settlement Payments deprives Pheffer of the benefits of this Agreement. Accordingly, notwithstanding any other term or provision of this Agreement, it is agreed (a) if Pheffer fails to receive the Settlement Payments from Standard Management as provided in paragraph 2, or (b) if pursuant to any order from a court of competent jurisdiction, the Settlement Payments or any portion thereof, is invalidated, declared to be fraudulent or preferential, or set aside resulting in Pheffer’s required and actual repayment of any portion of the Settlement Payments to a trustee, receiver, or any other party under any Bankruptcy Act or Code, State or Federal law, common law or equitable doctrine, then:
i.	The Severance Claim against Standard Management described in paragraph 1 of this Agreement shall be reinstated as acknowledged by Standard Management on execution of this Agreement;

ii.	Pheffer shall be entitled, in his sole discretion, to assert the Severance Claim, in any appropriate context, including but not limited to the assertion and filing of a proof of claim within any case under Title 11, U.S. Code, or any similar State or Federal law for the relief of debtors or for the enforcement of creditors’ rights; and

iii.	The running of any statute of limitations, laches or other time limitation which otherwise would bar the assertion of the Severance Claim shall be deemed suspended and any defense related thereto shall be deemed waived by Standard Management.
Notwithstanding the foregoing, the provisions of subsections 4.i., ii., and iii., above, shall not apply if Pheffer, directly or indirectly, initiates a civil action to have any portion of the Settlement Payments invalidated, declared preferential or fraudulent or otherwise set aside; and, provided further, the provisions of subsection 4.b. above shall apply only if Standard Management fails within 48 hours after entry of such order to pay by wire transfer the amount of such required and actual repayment. Pheffer shall notify Standard Management within five (5) business days of receiving lawful service of a civil action seeking to invalidate the Settlement Payments.
     5. Dismissal of Arbitration. Contemporaneously with the execution of this Agreement, and the Agreed Judgment, the Parties shall execute a Stipulation of Dismissal (“Exhibit B”) of the AAA arbitration (Matter No. 52 166 00424 05), each side bearing its own costs and attorneys fees. Any arbitration and mediation fees and costs shall be divided equally between the parties.
     6. Mutual Release. Pheffer and Standard Management, on behalf of themselves, their heirs, next of kin, personal representatives, affiliated entities, subsidiaries, assigns and successors in interest, each hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY mutually release, acquit and forever discharge to the fullest extent permitted by law the other and the other’s heirs, personal representatives, predecessors, successors, affiliated entities, subsidiaries, assigns, agents, members, shareholders, owners, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them, from any and all claims, allegations, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, employment, reemployment, back pay, front pay, lost wages, unemployment compensation, liquidated damages, benefits, obligations, promises, agreements, controversies, attorneys’ fees, costs, taxes, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, fixed or contingent by any reason whatsoever without exception or reservation on matters arising prior to and up to the date of this Agreement, including but not limited to all matters arising out of or relating to Pheffer’s employment with or the termination of his employment from Standard Management, except for any matter related to the enforcement of the rights and obligations under this Agreement including, without limitation, the enforcement of the Agreed Judgment (Exhibit A) attached hereto and described in paragraph 3 or the provisions of paragraph 4.
     This release is intended by the Parties to be all-encompassing and to act as a full and total release of any claims that each may have or had against the other, including but not limited to, any federal or state law or regulation or local ordinance dealing with either employment or employment discrimination such as race, color, sex, religion, national origin, age, disability, veteran status or citizenship, or any contract, whether oral or written, expressed or implied, or any claim in common law; provided, however, this release shall not effect any rights or obligations existing under this

Agreement including, without limitation, the Agreed Judgment (Exhibit A) attached hereto and described in paragraph 3 or the provisions of paragraph 4.
7.	Mutual Non-Disparagement and Confidentiality.
a.	Pheffer agrees that, for a period of two (2) years following his execution of this Agreement, he will not make any statement now, or at any time in the future, to representatives of any media or to any other person or organization, which are critical or disparaging of Standard Management’s reputation, character, or competence, or of that of Standard Management’s affiliates, subsidiaries, directors, officers, members, managers, executives, employees or agents. Pheffer further agrees that the terms of this Agreement shall remain confidential and shall not be disclosed in any matter, except to his spouse, attorneys, accountants, and others with a legitimate need to know for legal or business purposes, or as otherwise required by law. Nothing contained in this Agreement shall be interpreted or is intended to preclude Pheffer from testifying truthfully pursuant to any government or regulatory investigation or pursuant to subpoena or other court order.

b.	Standard Management agrees that, for a period of two (2) years following its execution of this Agreement, neither Standard Management nor any of its directors or officers in their representative capacities will make any statement now, or at anytime in the future, to representatives of any media or to any other person or organization, which are critical or disparaging of Pheffer’s reputation, character, or competence. Standard Management further agrees that the terms of this Agreement shall remain confidential and shall not be disclosed in any matter, except to Standard Management’s officers, attorneys, accountants, or as otherwise required by law; provided that, Standard Management may disclose the terms of this Agreement to any person or entity that Standard Management determines in its sole discretion has a need to know. Nothing contained in this Agreement shall be interpreted or is intended to preclude Standard Management’s employees, directors, agents or representatives from testifying truthfully pursuant to any government or regulatory investigation or pursuant to subpoena or other court order.
8.	Miscellaneous.
a.	Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects specifically addressed herein.

b.	Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Pheffer and a duly authorized officer of Standard Management.

c.	Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their heirs, administrators, successors and assigns. Neither Pheffer nor Standard Management may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

d.	Headings and Interpretation. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

e.	Governing Law; Choice of Forum; Mediator Retaining Jurisdiction. Standard Management and Pheffer acknowledge and agree that this Agreement shall be performed, interpreted and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary. Any dispute or issue arising between the Parties relating to this Agreement, the enforcement of this Agreement, or any other related matter, shall be submitted for final, binding and non-appealable arbitration to the Mediator, James W. Riley, Jr., with each Party bearing one-half the cost of the Mediator’s services. In the event, the Mediator is unwilling or unable to serve as arbitrator, an arbitrator shall be selected through the American Arbitration Association. In considering the matter, the Mediator may require the Parties to submit evidence, arguments, or make any other submission that the Mediator deems helpful in resolving the dispute.

f.	No Waiver. The failure of Pheffer or Standard Management to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue their respective rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

g.	Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year provided herein.

Paul B. (Pete) Pheffer

/s/ Paul B. Pheffer	Date: 6-30-06

Standard Management Corporation,
By It’s Authorized Agent:

/s/ Ronald D. Hunter	Date:	6-30-06

Ronald D. Hunter,
Chairman, Chief Executive Office and President

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